Exhibit 10.6

AGRICULTURAL BANK OF CHINA

Series No. ABC(2012)2005
The Maximum Guarantee Contract of
Agricultural Bank of China Inc .

Date: September 21, 2012

ABC(2012)2005

The Maximum Guarantee Contract

Clients: In order to protect your legal right, please read carefully the Articles in the contract (especially the articles with blank), confirm your right and obligation before signing .Please consult handling bank if you have any questions.

Loaner (full name): Agriculture Bank of China, Economic and Technical Development Zone Branch

Guarantor (full name):	1) Ningbo Pacific Shipping Co., Ltd
2) Jicun Wang, Sumei Chen
3) Ningbo Kewei Investments Co., Limited

In view that the guarantor is willing to provide the maximum guarantee for claim formed according to a series of business contract (“main contract”) signed in Article 1 of the contract signed by loaner and Ningbo Keyuan Plastics Co., Ltd.(Loanee). The parties enter into this contract through negotiation according to relevant laws and regulations.

Article 1 The guaranteed main claims and the maximum amount

1. Guarantor is willing to offer guarantee of the following claims formed by the loaner and loanee. The maximum balance of guaranteed claims is equal to RMB 312,000,000. Foreign currency business shall be calculated according to the selling price of business stipulated in the (1).

(1) From September 21, 2012 to September 20, 2014, it is the period of determination of the secured claims. Claims are formed by agreed businesses between the loaner and the loanee. Businesses including: (√ is included)

√ RMB/foreign currency loans	√ Margin relief for issuing	√ Export packing loan
√ Discounted commercial bills	√ Import bill	√ Bank guarantee
√ Commercial acceptance bill	√ Export bill

Other businesses

(2) The loan principal, interest, default interest, compound interest and cost which are not be paid in master contract signed by loaner and loanee should be counted from agreed date to actual repay date:

Contract Name	Contract Number	Unpaid Debt Principal	Currency

(Another table may be attached if the columns are not enough, and it is a part of the contract.)

2. The guaranteed business types, amount, interest rate, term etc. in this contract shall be based on related legal instruments or certificates.

3. The loaner doesn’t need to handle security procedures individually when making loans or provide other bank credit within the agreed time limit and maximum balance.

4. The businesses which happen in the period stipulated in the contract and within the maximum balance, the guarantor will assume guarantee responsibility on a voluntary basis.

Article 2 Guaranty of Scope

The guaranty scope includes loan principal, interest rate, default interest, compound interest, liquidated damages, damages, arbitration fee, counsel fee etc. which can realize loaner’s right.

The guarantor will assume guarantee responsibility on a voluntary basis for the part beyond maximum balance due to the exchange rate change.

Article 3 Guarantee method

The guarantee method is joint liability. If there are many guarantors under the contract, each guarantor shall assume joint responsibility to the loaner.

Article 4 Guarantee period

1. The guarantor’s guarantee period is 2 years since the termination of the loan execution specified in the main contract;

2. The guarantee period under the commercial bills acceptance, waiving and issuing bond certificate and bond letter is 2 years since the payment is paid by the loaner;

3. The guarantee period of the commercial bills discounting is 2 years since the expiration of discounted bills;

4. If the loaner and loanee reach agreement with regard to the time period of loan execution of the main contract, the guarantor continues to assume guarantee responsibility.

5.If the loaner declares the financial claim acceleration of maturity due to laws and regulations happened and items of main contract ,guarantee period is 2years since the date of acceleration of maturity .

Article 5 Guarantor Commitment

1. Having got the authorization required by the contract guarantee according to relevant rules and procedure;

2. Providing the loaner with authentic, complete, effective financial statement, articles of association and other relevant materials or information. The guarantor should also accepting loaner’s supervision and inspection of guarantor’s product operation and financial condition.

3. When the loanee fails to fulfill contractual obligations, the guarantor promises to fulfill the responsibility voluntarily.

4. When guarantor fails to perform the guarantee responsibility under this contract, the loaner is entitled to directly withdraw the related payments from guarantor’s account opened at loaner.

5. The guarantor immediately notifies the loaners with written form in any one of the following circumstances:

(1) Guarantor changes the name, domicile, legal representative, contact information and other matters;

(2) Affiliation changes, high-level personnel changes, corporate charter changes, and organizational restructuring happen to the guarantor;

(3) Guarantor’s financial conditions deteriorates, serious difficulties arise in production and operation, or other significant litigation and arbitration emerge;

(4) Guarantor occurred shutdown, business suspended or reorganization, restructuring and so on;

(5) Guarantor’ business license is revoked or suspended or other dissolution event;

(6) Other matters unbeneficial to the realization of loaner’s debt happen to guarantor.

6. When guarantors implement any one the following actions, they shall inform the loaner within 15 days and obtain written consent from the loaner;

(1) Guarantor change operating system, capital structure, including but not limited to contracting, leasing, joint-stock business, merger, division, joint ventures, capital reduction, asset transfer, application re-engineering, application reconciliation, application to bankruptcy.

(2) Guarantor provides the third person’s debt with assurance guarantee or set pledge or pledge guarantee, with their own assets, for their own or the third person’s debts and this may affect the guarantee responsibility under the contract;

Article 6 Determination of guaranteed claims

The maximum amount under the contract to ensure the security of claims should be determined if any one of the following circumstances happened.

1. The determination period of claims expires. This expiration includes that the determination period of claims stipulated in Article 1 of the contract expires as well as the situations that the loaner declares the determination period expires in advance according to national laws, regulations or the main contract.

2. The new claims can not happen.

3. The loanee or the guarantor is declared bankrupt or has been revoked.

4. Other circumstances confirmed by creditor’s right according to the law.

Article 7 Guarantee Responsibility

1. If one of the following circumstances occurs, the loaner has the right to request the guarantor to performance guarantee responsibility. When guarantor’s payment is not sufficient to pay off the guarantee claim settled in the contract, the loaner can choose to repay the principal, interest, penalty interest, compound interest or fees, etc according to this article;

(1) The loan execution period expiration under any main contract and the loaner fails to pay off. “Period expiration” includes the loan execution period expiration specified in the main contract as well as the conditions that the loaner declares the creditor’s rights under the main contract expiration in advance according to national laws, stipulations and matters stipulated in the main contract;

(2) The loanee and guarantor are required to apply for bankruptcy by people’s court or arbitrated for reconciliation.

(3) The loanee and guarantor’ business license is revoked, ordered to close down or have other dissolution event.

(4) The loanee and guarantor have died or proclaimed to go missing or have died;

(5) Guarantor breaches the obligations under this contract.

(6) Other serious situations which affect the realization of financing claim;

2. Loan assumed by the contract exists in the loaner to provide security and ensure the property. The loaner may request the guarantor before the guarantee responsibility of guarantee property. If guarantee or assurance guarantee happen to the claims guaranteed in the contract, the loaner is entitled to require to the guarantor to assume the assurance responsibility of the object.

3.If the loaner offers object guarantee, the loaner shall abandon this guaranteed object right, guaranteed object’s position or change the guarantee object rights, the guarantor agree to assume joint liability assurance for the claims under the main contract. This guaranteed object right refers to the right that the loaner forms due to the guarantee of the object provided for the creditor’s right under the main contract.

4. Guarantors provide guarantee for the entire several debts , included but limited several under the contract between loaner and loanee ,and the guarantor’s payment is insufficient to pay the whole due debt ,the loaner could decide the paid debt and filing order.

5. According to related laws and regulations or the contract ,loaner executes counteracting right and decides the paid debt and filing order ;loaner executes subrogation right and decide paid debt form sub-loanees and filing order.

Article 8 Breach of Contract

1. If loaners do not fulfill a contractual obligation and result in loss of guarantor after the contract takes effect, they shall bear the corresponding liability.

2. Guarantor should pay % of the maximum amount of liquidated damages to loaners according to the contract if occur any one of the following actions; if the guarantor cause losses to the loaners, a full compensation shall be given;

(1) Fails to obtain lawful and effective authorization required by the contract guarantee;

(2) Fails to provide authentic, complete and effective financial statements, articles of association or other related data, information

(3) Fails to immediately notify the loaner when the matter in item 5 of Article 5 happened.

(4) Fails to obtain consent of loaner in advance when executed the action in item 6 of Article 5;

(5) Other actions which breach the contract or effect the claim realization of loaner.

Article 9 Objection Period of Counteracting Right and the Rescission Right

Loaner executes the counteracting right and rescission right based on related laws and regulations or the contract, the objection period is 7 business days since the loaner inform the guarantors with written, oral and other forms.

Article 10 Dispute Resolution

Dispute in the contract can be resolved through consultation by the parties or in the first way as following:

1. Litigation. Local People’s Court.

2. Arbitration. Submit  to / (Full name of arbitration) for arbitration according to corresponding regulations.

During the litigation or arbitration, the articles and the items not involved in dispute should be performed.

Article 11 Other Items

1.
Guarantor should understand the loanee's business condition or the various of business and operation under the contract .The main contract, related law documents or voucher of various businesses under the contract shall not be delivered to the guarantor;

Article 12 Effectiveness of the contract

This contract becomes effective when each party signs or stamps.

Article 13 This contract is triplicate, one for loaner, one for guarantor, one for loanee, Each is equal validity.

Claim: Loaner has asked guarantor to have a comprehensive and accurate understanding of the contract. The loaner has made corresponding explanation to the above clauses upon the guarantor’s requirements. Contracting parties have the same understanding of the meaning of the contract.

Loaner (stamp): Loaner (stamp): Agriculture Bank of China, Economic and Technical Development Zone Branch

Principal or authorized agent: Legal representative or authorized agent:

Guarantor (stamp): Ningbo Kewei Investments Co., Limited

Principal or authorized agent: Principal or authorized agent: Rizhen Hu

Guarantor (stamp): Ningbo Pacific Shipping Co., Ltd

Principal or authorized agent: Principal or authorized agent:

Guarantor (stamp):

Principal or authorized agent: Principal or authorized agent: Jicun Wang; Sumei Chen

Signed time: September 21 2012
Signed site: Agriculture Bank of China , Economic and Technical Development Zone Branch

Loanee’s claim: Having obtained the above The Maximum Guarantee Contract, without any dissents to all clauses.

Loanee（stamp）:Ningbo Keyuan Plastic Co., Ltd

Principal or authorized agent: Chunfeng Tao

Receipted time: September 21, 2012